FUQI International Provides Update on Previously Announced
Form 10-K Filing Delay; Receives Noncompliance Notice from Nasdaq

Shenzhen, China, April 7, 2010 – FUQI International, Inc. (Nasdaq GS: FUQI) today provided updates relating to its March 16, 2010 press release that discussed the Company’s preliminary fourth quarter 2009 financial results and potential restatements on previously issued quarterly financial statements for the first three fiscal quarters of 2009.

Mr. Yu Kwai Chong, Chairman and CEO, stated, “We truly appreciate your patience and are working diligently on a plan to further strengthen our internal financial reporting controls and remediate any issues surrounding our financial restatements.  Since the previous announcement, the management team has further identified and proactively initiated a wide range of specific actions to better understand and address potential root causes as well as to ensure corrective actions are being implemented in a timely manner. At this time, we are making good progress in addressing the causes that led to the restatements and we are concurrently taking remedial actions to strengthen our Sarbanes-Oxley Act Section 404 compliance program.

More specifically, we have recruited an additional experienced internal audit professional from an international accounting firm in recent weeks to lead our Sarbanes-Oxley 404 compliance efforts in 2010, as well as an experienced external Sarbanes-Oxley 404 consultant to review and provide recommendations on company’s reporting policies and procedures across each major department.  In addition, we are working on our First Quarter 2010 Form 10-Q simultaneously to ensure it can be completed as soon as possible after the Annual Report on Form 10-K and amended 2009 Form 10-Qs are filed.

Additionally, general order demand in both our wholesale and retail businesses remains solid for 2010 and our growth plans remain intact.  We expect 2010 will continue to be a growth year for FUQI as we place a greater emphasis on retail growth, maximizing our consolidated gross margin and minimizing operating expenses.”

The Company is progressing with its 2009 year end analysis and intends to report its full year 2009 financial results as soon as practicable under the circumstances.    The Company received a notification letter on April 1, 2010 from The Nasdaq Stock Market stating that the Company is no longer in compliance with Nasdaq Marketplace Rule 5250(c)(1), which requires timely filing of SEC periodic reports, including the Company’s 2009 Form 10-K filing. The Nasdaq notification letter has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Select Market.

As provided under Nasdaq rules, the Company has 60 calendar days from the date of the Nasdaq notification letter, or until June 1, 2010, to provide Nasdaq with a plan to regain compliance with the continued listing requirement. The Company intends to file its 2009 Form 10-K in the coming weeks, including the restatement impact of the first three quarters of 2009, and therefore believes that it will be in compliance with Nasdaq listing rules well before June 1, 2010.

Mr. Chong continued, “Currently, we are aware of the number of class action claims filed against the Company. We are taking appropriate actions to address these claims and we intend to defend such claims with guidance from our experienced legal counsel. Lastly, I'd like to emphasize that I still own my entire FUQI stock position since the Company went public in 2007 as I firmly believe in the Company's ability to become one of the largest jewelry enterprises in China and that its full value has yet to be fully recognized. We thank you for continued support and look forward to discussing our 2010 outlook and development plans in greater detail in our upcoming Q4 Earnings Conference Call to be scheduled as soon as possible.”

About FUQI International

Based in Shenzhen, China, FUQI International, Inc. is a leading designer, producer and seller of high quality precious metal jewelry in China.  Fuqi develops, promotes, manufactures and sells a broad range of products consisting of unique styles and designs made from gold and other precious metals such as platinum and Karat gold.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about the Company’s proposed discussions related to its business or growth strategy, which is subject to change. Such information is based upon expectations of the Company’s management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions.  Such risks and uncertainties include, but are not limited to, the completion and audit of the Company's financial statements for the year end 2009; the completion of the Company's review of accounting errors in the first three quarter of 2009 and the effect on its results of operations for such periods; the Company's ability to remediate the significant deficiencies and/or material weakness(es) in its internal controls; risks related to our acquisition of Temix in August 2008, adverse capital and credit market conditions, the vulnerability of the Company’s business to a general economic downturn in China; fluctuation and unpredictability of costs related the gold, platinum and precious metals and other commodities used to make the Company’s products; the Company’s ability to obtain all necessary government certifications and/or licenses to conduct its business; the Company’s recent entry into the retail jewelry market; the Company’s reliance on one source for gold; and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities.  The Company does not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the Company’s most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and its subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

Contact Information:
Ms. Charlene Hua
EVP of Finance, Capital Market & Corporate Development
Phone: 852 9468 2497 (Hong Kong)
IR Email: IR@FuqiIntl.com

Bill Zima
ICR Inc. (US)
Phone: 203-682-8200